Exhibit 99.3

Transcript of the Leaf Group Ltd. Earnings Conference Call Held on July 30, 2020

Shawn Milne, VP Corporate Finance and Investor Relations

Good afternoon, everyone. On behalf of Leaf Group, welcome to our conference call. I'm pleased to have Sean Moriarty, our Chief Executive Officer; and Brian Gephart, our Chief Accounting Officer and Interim Chief Financial Officer, on the call with me today. Following our Safe Harbor statement, Sean will update you on our business, and Brian will provide more details on our quarterly financial performance.

Any metrics discussed on the call without reference to a specific third-party source are based on our internal data. After the prepared remarks, we will open up the lines for Q&A. You will find a related release, along with supplemental materials, posted on the Investor Relations section of our corporate website located at ir.leafgroup.com.

Before we get started, we need to make the following safe harbor statement. We would like to remind everyone that during today's conference call, management will make certain forward-looking statements, which are subject to various risks and uncertainties that could cause actual results to differ materially from our current expectations discussed in such forward-looking statements. In particular, comments about our anticipated future revenue, earnings, operating expenses, operating metrics and growth rates as well as statements regarding our business strategy and objectives, plans, intentions, operating outlook, planned investments and the impact of recent acquisitions are considered forward-looking statements. Factors that could cause actual results to differ materially from anticipated results are detailed in our press release furnished to the SEC. I would like to point out that during the call, we will discuss certain non-GAAP financial measures while talking about the company's financial and operating performance, including adjusted EBITDA and free cash flow. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures can be found in the financial tables included at the end of our press release.

Lastly, I would like to remind everyone that today's conference call is being recorded and that it is also available via webcast through the Investor Relations section of our corporate website. A replay will also be available on our website. With that, I will now turn the call over to our CEO Sean Moriarty.

Sean Moriarty, Chief Executive Officer

Thank you Shawn.

Good afternoon and welcome to our Q2 2020 Earnings Call. Before we jump into the Q2 highlights, I wanted to thank the team at Leaf Group for their resilience, hard work and ability to adapt quickly to the dramatically changed environment during the COVID-19 Pandemic.

Q2 2020 revenue increased 42% to $51.0 million, our highest quarterly revenue since 2013, driven by the strongest year-over-year revenue growth rate since the first quarter of 2011. Q2 Adjusted EBITDA was $2.1 million, a $4 million improvement year-over-year. Q2 free cash flow was $6.2 million - a $13.8 million improvement year-over-year driven by significant growth at Society6 and its efficient working capital model. We ended Q2 with $27.9 million in cash.

Q2 revenue growth was driven by our Marketplace brands Society6 and Saatchi Art, which delivered 103% combined growth in GTV and a record number of new customers. Society6 Group delivered 134% growth in GTV, including growth of 172% in U.S. direct-to-consumer GTV and a strong rebound in international GTV which increased 81%, year-over-year. Society6 saw over 175% growth across the Home Decor category including over 400% in Outdoor & Lifestyle. Launched at the end of June, face masks continue to be a top performing product in July. Saatchi Art online GTV increased 50% year-over-year which was offset by the cancellation and postponement of The Other Art Fair’s live events.

We expect that the structural improvements made at Society6 and Saatchi Art will continue to drive strong growth capitalizing on the upward trend in digital demand, which we believe reflects a fundamental shift in consumer behavior and eCommerce. In our view, these behavioral changes are here to stay.

We continue to improve our platforms, including mobile capabilities at both brands. Some recent examples are the July releases of new mobile web augmented reality features for Saatchi Art and improved mobile checkout for Society6. Heading into the back half of 2020, we are stepping up investments in customer retention after record setting new customers for the quarter and are very encouraged by early results at Society6 from new email marketing, paid social and direct mail campaigns. Additionally, Society6 will continue to expand product assortment and introduce new personalization and recommendation functionality ahead of the Holiday season. Saatchi Art is increasing focus on digital events given the strong start to The Other Art Fair’s Online Studios which hit the $1 million GTV milestone in July since launch in early April. We see a significant runway for growth for Online Studios given enthusiastic artist and consumer response to our early efforts and are planning on further integration between physical fairs and digital events later in the year, as conditions permit.

Q2 Media revenue decreased 26% primarily due to the impact of the pandemic on overall industry ad pricing. In response to this industry pullback, our media sales teams developed its first data-driven report, the Leaf Group COVID-19 Study, and utilized these findings to provide brands and advertisers with the answers to key questions around new consumer buying habits. This strategy has resulted in more than 50 meetings with key brand marketers and led to a deal with new advertiser Campbell’s brand V8 for a custom campaign across Well+Good and Livestrong. We continue to focus on diversification in our Media revenue through recently launched digital events at Well+Good and expanding our eCommerce efforts at Hunker.

Q3 is off to a strong start with Marketplaces momentum continuing in July, and Media trends are starting to show signs of improvement compared to Q2, on a year-over-year basis. We are seeing early signs of improvement in Q3 for direct Media sales.

Our mission remains unchanged as our portfolio of brands is well positioned to provide consumers and artists with products and services in key categories of Home, Art & Design and Fitness & Wellness. These categories are massive in size, fragmented and are becoming increasingly important in a world where consumers focus on creating beautiful spaces around them and living a healthy lifestyle. We believe that these consumer behavioral shifts are here to stay – and we expect them to drive sustainable growth across our properties going forward.

Our portfolio of digital first brands are in the right categories to deliver 15%+ annual long term growth and generate strong free cash flow. Based on our increased confidence in growth outlook, strong incremental margins and largely fixed corporate expenses, we are establishing 2022 Targets of more than $250 million in revenue and $20 million in Adjusted EBITDA as guideposts for investors to measure our progress over the next several quarters. To that end, we have included our long-term growth strategy and 2022 targets in our investor presentation, which is available on our website.

While we continue to run our business in an environment of tremendous uncertainty, we are extremely proud of what our Leaf Group team has delivered over the course of the past quarter. Despite operating in a global pandemic and through a period of extreme volatility, we have worked hard, sacrificed as a team to protect jobs and avoid layoffs, and delivered outstanding quarterly results. Our team of people are committed, capable, and have proven themselves under the most adverse of circumstances. The strength of our team, quality of our brands, and category positioning gives us the utmost confidence that we can continue to deliver strong results and drive shareholder value.

I will now turn it over to Brian Gephart to provide a more detailed review of our Q2 financials.

Brian Gephart, Interim Chief Financial Officer and Chief Accounting Officer

Thanks Sean.

Before we take a closer look at Q2 2020 Financial Results I wanted to take a minute to describe additional financial information we are providing starting with Q2 results.

First, we are providing revenue by Society6 Group and Saatchi Art Group to give investors incremental revenue detail for our Marketplaces segment.  Second, we added an additional financial disclosure for corporate expenses with the break out of Strategic Shared Services and Corporate Overhead. Strategic Shared Services includes services such as business intelligence, financial systems, business development and information systems and provides support across our brands to drive growth as well as a platform to enhance growth through tuck in acquisitions.  Corporate Overhead includes services such as accounting, finance, HR and legal.

Onto Q2 2020 Results:

Q2 revenue increased 42% year-over-year from $35.8 million to $51.0 million driven by a 101% increase in Marketplaces revenue, partially offset by a 26% decrease in Media revenue

Society6 Group revenue increased 128% to $34.7M.  Society6 Group GTV increased 134% Year Over Year driven by 172% growth in US Direct To Consumer and 81% in International. Society6 B2B GTV increased 30% year-over-year.

Saatchi Art Group revenue was flat year-over-year at $4M as strength in Saatchi Art Online was offset by the cancellation or postponement of all The Other Art Fair events for Q2.  Saatchi Art Online GTV increased 50% Year Over Year driven by an increase in transactions partially offset by a decrease in average order value.

On the Segment Operating Contribution front, Q2 2020 Marketplaces Segment Operating Contribution increased $5.0 million year-over-year to $3.7 million or 9.5% of Marketplaces revenue versus $(1.3) million in the prior year period primarily due to strong transaction volume for Society6 Group, partially offset by operating losses for The Other Art Fair due to the cancellation or postponement of all The Other Art Fair events for Q2.

In Q2 Media revenue decreased by $4.3 million, or 26%, to $12.3 million, as compared to $16.6 million for the same period in 2019. This decrease was primarily attributable to a decrease in RPV and visits, partially offset by a 37% increase in revenue for OnlyInYourState. The decrease in RPV was primarily attributable to a pullback in ad spending as a result of the pandemic.

As of April 25, 2020, we are no longer including visits to the sites migrated (or to be migrated) to Hearst as part of the Hearst Transaction which was announced on April 28, 2020. In Q2 on a pro forma basis after giving effect to the Hearst Transaction, visits decreased by 9% to 539 million from 594 million in the same period in 2019.

In Q2 RPV on a pro forma basis decreased by 18%, to $22.88 from $27.94 in the same period in 2019.

Media Segment Operating Contribution for Q2 2020 decreased 28% year-over-year to $4.8 million, or 39% of Media revenue from $6.6M or 40% a year ago due to lower revenue.

Q2 2020 strategic shared services and corporate overhead expenses of $6.3 million represented 12% of revenue, down from $7.2M, which represented 20% of revenue in Q2 2019. The decrease in Q2 2020 strategic shared services and corporate overhead expenses of $0.9 million year-over-year was primarily due to the impact of salary reductions which were effective on April 1, 2020 and were since restored as of June 30, 2020.

We have added a new slide to our Investor Relations deck which outlines our expectations around segment operating contribution margin. Media segment operating contribution margin was 38.7% in Q2 and we expect it to remain in the 35-40% range going forward. Marketplaces segment operating contribution margin was 9.5% in Q2 and as revenue continues to grow, we expect incremental Segment Operating Contribution Margin to be in the 15-20% range.  We also expect that Strategic Shared Services and Corporate Overhead will decline as a % of revenue.

Q2 2020 Adjusted EBITDA was $2.1 million, reflecting an improvement of $4.0 million year-over-year. In Q2 2020, we incurred costs related to the activist and strategic review of $0.5 million including fees of legal, financial and other advisors.Additionally, in Q2 2020, we had $1.5 million in cost savings, implemented in April, which included temporary salary cuts of our executive team and salaried direct workforce. These cost savings initiatives were restored in late Q2 and early Q3.

Q2 2020 cash flows provided by operations was $7.9 million, compared to ($5.9) million in the prior year period. Q2 2020 free cash flow was $6.2 million, a $13.8 million improvement compared to free cash flow of ($7.6) million in Q2 2019.

At the end of Q2 2020, we had $27.9 million in cash with a debt balance of $4 million drawn on our revolving credit facility and $7.1 million related to the paycheck protection program loan.

With that summary, we're now ready to take your questions. Operator, please open the line.